Exhibit 99.(j)(1)

[DECHERT LETTERHEAD]

June 27, 2014

Voya Equity Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

Re: Voya Equity Trust

(File No. 333-56881 and 811-8817)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 133 to the Registration Statement under the Investment Company Act of 1940, as amended, of Voya Equity Trust.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP